Exhibit 23.3

[Letterhead of Deloitte Touche Tohmatsu Certified Public Accountants LLP Shenzhen Branch]

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of Americold Realty Trust on Form S-8 of our report dated December 26, 2016 related to the financial statements of China Merchants Logistics Company Limited and China Merchants Holdings Company Limited as of and for the year ended December 31, 2014, (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the fact the accompanying consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flow for the year ended December 31, 2013, and the related notes to the consolidated financial statements were not audited, reviewed, or compiled by us, and, accordingly, we do not express an opinion or any other form of assurance on them), appearing in the prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP Shenzhen Branch

Deloitte Touche Tohmatsu Certified Public Accountants LLP Shenzhen Branch

Shenzhen

The People’s Republic of China

January 19, 2018